Exhibit 99.1

Retractable Technologies, Inc. Announces Results as of March 31, 2018; Operating Loss Declined by 86.4%

LITTLE ELM, Texas, May 15, 2018—Retractable Technologies, Inc. (NYSE American: RVP) reports the following results of operations for the three months ended March 31, 2018 as compared to results for the same period in the prior year. The operating loss for the first quarter of 2018 decreased from $1.152 million to $157 thousand, a decrease of $995 thousand, or 86.4%.

Domestic sales accounted for 86.0% and 85.9% of our revenues for the three months ended March 31, 2018 and 2017, respectively.  Domestic revenues increased 10.9% principally due to higher volumes and a higher average selling price.  Domestic unit sales increased 9.0%.  Domestic unit sales were 76.6% of total unit sales for the three months ended March 31, 2018.  International unit sales and revenues increased 56.8% and 10.2%, respectively, due to higher unit sales mitigated by lower average selling prices.  Our international orders may be subject to significant fluctuation over time.  Overall unit sales increased 17.3%.

Gross profit increased 23.0% primarily due to higher sales volume.

The average cost of manufactured products sold per unit decreased by 11.2% due to higher unit production.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense increased 7.5% due to increased gross sales.

Operating expenses decreased 13.2% or $461 thousand.  The decrease was primarily due to bonuses paid in 2017, reduced litigation costs, and no stock option expense incurred in 2018.

Cash comprises 40.6% of total assets.  Working capital was $18.5 million at March 31, 2018, a decrease of $173 thousand from December 31, 2017.

Cash flow provided by operations was $459 thousand for the three months ended March 31, 2018 due primarily to collection of accounts receivable outstanding at the end of the year, mitigated by increased inventory and payment of accounts payable.

Further details concerning the results of operations as well as other matters are available in Retractable’s Form 10-Q filed on May 15, 2018 with the U.S. Securities and Exchange Commission.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable’s current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: potential tariffs; Retractable’s ability to maintain liquidity; Retractable’s maintenance of patent protection; the impact of current and future Court decisions regarding current litigation; Retractable’s ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable’s ability to quickly increase capacity in response to an increase in demand; Retractable’s ability to access the market; Retractable’s ability to maintain or lower production costs; Retractable’s ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.
Douglas W. Cowan, 888-806-2626 or 972-294-1010
Vice President and Chief Financial Officer